EXHIBIT 4.1(a)

FIRST AMENDMENT TO THE
RIGHTS AGREEMENT DATED AS OF JUNE 14, 2000
BETWEEN FROZEN FOOD EXPRESS INDUSTRIES, INC.
AND FLEET NATIONAL BANK, RIGHTS AGENT

February 24, 2010

This Amendment is adopted by FROZEN FOOD EXPRESS INDUSTRIES, INC., (the “Company”), a Texas Corporation, having its principal office in Dallas, Texas

RECITALS:
WHEREAS, the Board has previously approved the Rights Agreement dated as of June 14, 2000, between Frozen Food Express Industries, Inc. and Fleet National Bank (the “Rights Agreement”); and

WHEREAS, the Company has determined it to be desirable to adopt such amendment: and

WHEREAS, the Company has the power to amend the Rights Agreement pursuant to Section 27 (iii) of the Rights Agreement;

NOW THEREFORE, pursuant to Section 27 (iii) of the Rights Agreement, the Rights Agreement is hereby amended as follows, effective as specifically stated herein:

Section 1 (u) of the Rights agreement shall be amended, effective February 24, 2010, to be and read a follows:

(u)  “Final Expiration Date” shall mean June 13, 2013

IN WITNESS WHEREOF, FROZEN FOOD EXPRESS INDUSTRIES, INC. has caused this First Amendment to be executed this 24th day of February ,2010, effective as specifically stated herein, by the undersigned duly appointed and authorized officer.

                         FROZEN FOOD EXPRESS INDUSTRIES, INC.

                            By: /s/Stoney M. Stubbs, Jr.
                               Name: Stoney M. Stubbs, Jr
                                Title: Chairman and Chief Executive Officer